Exhibit 99.2




April 2, 2004


KPMG LLP
1601 Market Street
Philadelphia, PA 19103

IGI, Inc.
105 Lincoln Avenue
Buena, NJ 08310

Ladies and Gentlemen:

We have been presented with a cash flow projection dated April 2, 2004 for the period from January 1, 2004 through March 31, 2005, prepared by management of IGI, Inc. (the Company) which projects a cash deficit of $12 thousand at March 31, 2005. If the Company is not able to finance the deficit in another manner, we are each willing to lend the Company up to $500 thousand individually, in order to fund the Company's cash deficit for the period from January 1, 2004 through March 31, 2005. We hereby represent that we are accredited investors (as defined by the Securities and Exchange Commission) and have the financial wherewithal and intent to honor the above commitment, if required.

Sincerely yours,



/s/ Frank Gerardi                      /s/ Stephen J. Morris
---------------------------            ----------------------------
Frank Gerardi                          Stephen J. Morris


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